UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

 Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 13, 2012

INFRAX SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Nevada	000-52488	20-2583185
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6365 53rd Street North Pinellas Park, FL 33781		33781
(Address of principal executive offices)		(Zip Code)

727-498-8514

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2012, Mr. Paul Aiello has resigned from the Company as President & CEO. Mr. Aiello is resigning for medical and personal reasons to focus more on family matters. His departure is not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices. Mr. Paul Aiello will remain a board member and advisor and will continue his contribution to the future of the Company.

Effective March 1, 2012, the Board of Directors (the “Board”) of Infrax Systems Inc. (the “Company”), has elected Mr. David Glaser as its interim COO. Mr. Glaser is CPA, MBA, senior financial/management professional with over twenty-five years of domestic/international expertise in successfully directing multi-million dollar projects for various private sectors. As CFO of Piper Aircraft Corporation, he was integrally involved with various financing plans (asset based and EXIM guarantees) while utilizing creditor negotiations to keep an adequate supply of materials flowing for continued operations of the Company. He was successful in Completing one of the largest direct working capital guarantees ($50 million) for the financing and ramp up of export sales of the company.

Effective March 1, 2012, the Board of Directors (the “Board”) of Infrax Systems Inc. (the “Company”), has elected Mr. Sam Talari as its Acting President & CEO. Mr. Talari has served as its Chairman since inception.

Effective March 1, 2012, Mr. Bill Barry of Southern Power and Controls (SPC) will join our board of advisors.

Effective April 2, 2012, Mr. Terry N. Gardner will join the Company as its Vice President of Professional Services and he will lead our Engineering and Professional Services Division. In his new role he will lead the Engineering and Professional Services business unit. This organization has been created to provide Smart grid network, and communications, consulting and implementation services to the utility sector. Terry Gardner brings over 30 years of utility engineering experience, to Infrax Systems through his career spanning two leading utilities in the Southeast United States. He has extensive knowledge of broadband telecommunications networks, IP and Ethernet networking, NERC SIP requirements for substation and Critical Infrastructure communications, and Smart Grid Networks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Infrax Systems, Inc.

/s/ Sam Talari

Sam Talari

Principal Executive Officer

Dated:  March 13, 2012